EXHIBIT 4.1
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               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                         OF THE SERIES A PREFERRED STOCK
                                       OF
                             THE DIAMOND CARTEL INC.


     I, Michel Atlidakis, the President and Justin S. Sood, the Secretary of The Diamond Cartel Inc., a corporation organized and existing under the laws of Delaware, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of this corporation, the Board of Directors on March 20, 2006, adopted the following resolution creating a series of Preferred Shares, $0.001 par value per share, designated as the Series A Preferred Shares.

     The relative rights and preferences of the Series A Preferred Stock are as follows:

     1. Designation and Amount. The shares of such series shall be designed as "Series A Preferred Shares" (the "Series A Preferred Shares"), and the number of shares constituting such series shall be 54,000. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible in Series A Preferred Shares.

      2.    Dividends and Distributions

            (i) The holders of Series A Preferred Shares, in preference to the holders of Common Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash on the 31st day of December in each year (each such date being referred to herein as a "Dividend Payment Dates") commencing on December 3l, 2006 at the rate of $0.10 per share per year.

            (ii) Dividends which are not declared will not accrue. Dividends not declared will not cumulate. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time such dividends are declared and become payable shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than thirty (30) days prior to the date fixed for the payment thereof.

      3. Voting Rights. Each Series A Preferred Share will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation.


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     Except  as  otherwise  provided  herein  or in  any  other  Certificate  of
Designation creating a series of Preferred Shares or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

      4.    Certain Restrictions

            (i) Whenever dividends declared or other distributions payable on the Series A Preferred Shares as provided in Section 2 hereof are in arrears, thereafter and until all unpaid dividends and distributions on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                (a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

                (b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series A Preferred Shares; or

                (d) redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

            (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued


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Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

      6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received $0.25 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment.

      7. Conversion. At any time, and at the option of the holder of the Series A Preferred Stock, each share of the Series A Preferred Stock will be convertible at any time into 1,000 shares of this Corporation's common stock.

      In the event the Corporation shall at any time after March 20, 2006 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the number of Common Shares issuable upon the conversion of the Series A Preferred Shares immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

      8. Consolidation, Merger, Exchange, etc.. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share equal to the aggregate amount of stock, securities, money and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time after March 20, 2006 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.



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     IN WITNESS  WHEREOF,  I have  executed  this  Certificate  of  Designation,
Preferences and Rights this 20th day of March, 2006.


                                             /s/ Michel Atlidakis
                                             ------------------------
                                             Michel Atlidakis, President


                                            /s/ Justin S. Sood
                                            -------------------------
                                            Justin S. Sood, Secretary





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